UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)





                         Bay Apartment Communities, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    07201210
                                 (CUSIP Number)


                                 April 27, 1998
             (Date of Event Which Requires Filing of this Statement)


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Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1(b)

| |      Rule 13d-1(c)

| |      Rule 13d-1(d)

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  1     NAME OF REPORTING PERSON:
        LaSalle Advisors Capital Management, Inc.

        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 36-4160747

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  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   |X|
                                                               (b)   | |
--------------------------------------------------------------------------------
  3     SEC USE ONLY


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  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Maryland
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                       5    SOLE VOTING POWER

                            348,600
                     -----------------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY            1,557,568
      OWNED BY
                     -----------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH             315,400
                     -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            1,669,523
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    1,685,586


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 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*|X|

        Excludes shares beneficially owned by ABKB/LaSalle Securities Limited Partnership.

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 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  6.08%


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

                                    IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON:
        ABKB/LaSalle Securities Limited Partnership

        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):36-3991973
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   |X|
                                                                 (b)   | |
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Maryland
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

                            1,358,736
                     -----------------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY            0
      OWNED BY
                     -----------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH             1,358,736
                     -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            326,850
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    1,984,923


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*|X|


        Excludes shares beneficially owned by LaSalle Advisors Capital Manage-ment, Inc.

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   7.16%


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

                                    IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

      (a)   Name of Issuer:                      Bay Apartment Communities, Inc.

      (b)   Address of Issuer's Principal Executive Offices:
            4340 Stevens Creek Boulevard, Suite 275, San Jose, California 95129
Item 2.

      LaSalle Advisors Capital Management, Inc. provides the following informa-tion:

      (a)   Name of Person Filing:   LaSalle Advisors Capital Management, Inc.

      (b)   Address of Principal Business Office or, if none, Residence:

            200 East Randolph Drive, Chicago, Illinois 60601

      (c)   Citizenship:                         Maryland

      (d)   Title of Class of Securities:        Common Stock

      (e)   CUSIP Number:                        072012107


      ABKB/LaSalle Securities Limited Partnership provides the following infor-mation:

      (a)   Name of Person Filing:   ABKB/LaSalle Securities Limited Partnership

      (b)   Address of Principal Business Office or, if none, Residence:

            200 East Randolph Drive, Chicago, Illinois 60601

      (c)   Citizenship:                         Maryland

      (d)   Title of Class of Securities:        Common Stock

      (e)   CUSIP Number:                        072012107

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a)   | |  Broker or dealer registered under section 15 of the Act
      (b)   | |  Bank as defined in section 3(a)(6) of the Act
      (c)   | |  Insurance company as defined in section 3(a)(19) of the Act
      (d)   | |  Investment company registered under section 8 of the Investment
                 Company Act of 1940
      (e)   |X|* An  investment adviser in  accordance with Section 240.13d-1(b)
                 (1)(ii)(E)
      (f)   | |  An employee  benefit plan or endowment fund in accordance  with
                 Section 240.13d-1(b)(1)(ii)(F)
      (g)   | |  A parent holding company or control person  in accordance  with
                 Section 240.13d-1(b)(1)(ii)(G)
      (h)   | |  A savings association as defined in section 3(b) of the Federal
                 Deposit Insurance Act

      (i)   | |  A church plan  that is  excluded from the  definition of an in-
                 vestment company under section 3(c)(14) of the Investment Company Act of 1940
      (j)   | |  Group, in accordance with Section 240.13d-1(b)-1(ii)(J)

      If this statement is filed pursuant to Section 240.13d-1(c), check this box. | |
      ---------------------
      * This response is provided on behalf of LaSalle Advisors Capital Manage-ment, Inc. and ABKB/LaSalle Securities Limited Partnership, each an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4.  Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       LaSalle  Advisors  Capital   Management,   Inc.  provides  the  following
information:

           (a) Amount Beneficially Owned:                              1,685,586

           (b) Percent of Class:                                       6.08%

           (c) Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:         1,358,736

               (ii)  Shared power to vote or to direct the vote:       0

               (iii) Sole power to dispose or to direct the
                     disposition of:                                   1,358,736

               (iv)  Shared power to dispose or to direct the
                     disposition of:                                   326,850

       ABKB/LaSalle   Securities  Limited  Partnership  provides  the  following information:

            (a) Amount Beneficially Owned:                             1,984,923

            (b) Percent of Class:                                      7.16%

            (c) Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote:        348,600

                (ii)  Shared power to vote or to direct the vote:      1,557,568

                (iii) Sole power to dispose or to direct the
                      disposition of:                                  315,400

                (iv)  Shared power to dispose or to direct the
                      disposition of:                                  1,669,523

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following | |.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         N/A

Item 8.  Identification and Classification of Members of the Group

       The two members of the group are: LaSalle  Advisors  Capital  Management,
Inc.    ("LaSalle")   and   ABKB/LaSalle    Securities    Limited    Partnership
("ABKB/LaSalle").

       ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients.

Item 9.  Notice of Dissolution of Group

         N/A

Item 10. Certification

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 6, 1998



                                     LaSalle Advisors Capital Management, Inc.

                                     By: /s/ William K. Morrill, Jr.
                                     Name:   William K. Morrill, Jr.
                                     Title:    Managing Director


                                     ABKB/LaSalle Securities Limited Partnership

                                     By: /s/ William K. Morrill, Jr.
                                     Name:   William K. Morrill, Jr.
                                     Title:    Managing Director